EXHIBIT (l)

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

December 23, 2008

RMR Real Estate Income Fund

400 Centre Street

Newton, Massachusetts 02458

Re:	Registration Statement on Form N-2 for RMR Real Estate Income Fund (the “Registration Statement”) (File No. 811-22234)

We hereby consent to the reference to our firm under the heading “Material U.S. Federal Income Tax Consequences of the Reorganization” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate,
Meagher & Flom LLP